Exhibit 5.1

January 20, 2004

Polycom, Inc.

4750 Willow Road

Pleasanton, CA 94588

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Polycom, Inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 1,354,099 shares of Common Stock (the “Shares”) to be issued pursuant to certain options granted under the Voyant Technologies, Inc. 2000 Equity Incentive Plan (the “Plan”), and assumed by Polycom pursuant to an Agreement and Plan of Merger dated as of November 21, 2003 by and among Polycom, Voyager Acquisition Corporation, Voyant Technologies, Inc., and with respect to Section 1.9, Article VII and Article IX only, Mark Soane as Stockholder Representative and U.S. Bank National Association as Escrow Agent.

It is our opinion that, when issued and sold in the manner referred to in the Plan, and pursuant to the agreements which accompany each option grant, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.